December 8, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of World Monitor Trust III – Series J’s Form 8-K dated December 8, 2017, and have the following comments:

1.	We agree with the statements made in Item 4.01(a) with regards to our firm.
2.	We have no basis on which to agree or disagree with the statements made in Item 4.01(b).

Yours truly,

Arthur F. Bell, Jr. & Associates, L.L.C.